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                                                                   Exhibit 10.59


                           THE JOINT VENTURE FORMED BY
                              GREAT AMERICAN GROUP,
                    GORDON BROTHERS RETAIL PARTNERS, LLC AND
                              DJM ASSET MANAGEMENT
                                ONE PARKWAY NORTH
                                    SUITE 520
                            DEERFIELD, ILLINOIS 60015

                                December 14, 2001

Tractor Supply Company
320 Plus Market Blvd
Nashville, TN 37217
Attn: Mr. James Wright

                  Re:      Quality Stores, Inc., et al. Debtors

Dear Mr. Wright:

                  As you are aware from discussions being had between Tractor Supply Company ("TSC"), Great American Group ("Great American"), Gordon Brothers Retail Partners, LLC ("GBRP"), and DJM Asset Management ("DJM")(Great American, GBRP and DJM are collectively referred to herein as "GA/GBRP"), GA/GBRP and TSC are in the process of formulating and presenting to Quality Stores, Inc., et al., debtors and debtors in possession (collectively, the "Debtors"), a comprehensive proposal (the "Proposal") to acquire, and/or the right to direct the disposition of, certain assets and/or contractual rights of the Debtors, including, without limitation, certain merchandise inventories, furniture, fixtures and equipment, and real estate interests (collectively, the "Assets"), which disposition rights would be exclusive in nature (the "Transaction").

                  As you also are aware from our discussions, included among the Assets that are covered by the Transaction, and therefore would be subject to such exclusive acquisition and disposition rights, are those various (i) owned realty interests and (ii) non-residential real property leases (including, without limitation, any and all FF&E associated therewith) that TSC has identified to GA/GBRP that it desires to acquire by way of sale and/or assumption and assignment from the Debtors, as the case may be (collectively, the "TSC Identified Properties"), which TSC Identified Properties appear in
Schedule 1 hereto and incorporated herein.

                  The purpose of this Letter is to memorialize, for the mutual benefit of GA/GBRP and TSC, the understandings and agreements reached between and among them in respect of the Transaction, subject in all respects to the conditions set forth in Section 5 below.
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1.                TSC Offer to Acquire Debtor-Owned Assets. TSC, in conjunction with GA/GBRP, shall formulate and submit the Proposal for the Debtors' consideration providing that TSC will acquire, or acquire the right to direct and cause the disposition of, all or substantially all of the Debtors' owned assets, including, but not limited to, merchandise inventories, furniture, fixtures and equipment, real estate, and certain other tangible and intangible rights and interests to be set forth with particularity in the Proposal, which Proposal shall be in form and substance reasonably satisfactory to each of TSC and GA/GBRP.

2. Designation Rights; TSC Identified Properties to TSC. As part of the Transaction, TSC shall obtain "designation rights" with respect to all of the Debtors' owned and leased non-residential real property. Upon obtaining the approvals set forth in Section 7 below, TSC shall designate that the TSC Identified Properties (excluding any properties rejected by TSC pursuant to the exercise of its rights under the Proposal) shall be sold, transferred and conveyed, and/or assumed by the Debtors and thereupon assigned, as applicable, to TSC (or a designee thereof) on the economic terms and conditions set forth in Paragraph 4 below. With regard to the balance of the Debtor-owned/leased realty interests (which may, at GA/GBRP's option, include any properties rejected by TSC), GA/GBRP shall market same for sale, transfer and conveyance consistent with the terms and provisions of the parties' letter of intent. In consideration of GA/GBRP's marketing and sale efforts with respect to the non-TSC Identified Properties, (i) GA/GBRP shall pay TSC (or to the Debtors upon TSC's direction) the sum of $4 Million and (ii) GA/GBRP shall thereupon be entitled to retain all proceeds and profits realized upon a disposition of the subject realty interests; provided, however, in addition to the other amounts referenced in subclause (i) above and Paragraph 3 below, GA/GBRP shall pay to TSC an amount equal to ten percent (10%) of the net profits realized upon a disposition of the non-TSC Identified Properties.

3. Disposition of Debtors' Merchandise Inventories and FF&E. As part of the Transaction, TSC (or a designee thereof) shall acquire, and/or shall acquire the right to direct the disposition of, all of the Debtors' merchandise inventories and furniture, fixtures and equipment ("FF&E"). Among other things, the letter of intent shall provide that TSC shall be granted the right to conduct (or cause the Debtors to conduct) "going out of business", "store closing", or similar theme sales form each of the Debtors' retail store locations for the purpose of disposing of the merchandise inventories and FF&E in orderly and efficient fashion. As
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                  part of the Transaction, TSC and GA/GBRP (and to the extent
                  TSC elects not to take title to the Debtors' merchandise inventories and FF&E, the Debtors) shall enter into a form of Agency and License Agreement under which GA/GBRP shall serve as TSC's (or the Debtors') exclusive agent for purposes of implementing the subject inventory/FF&E disposition effort. In consideration of TSC's agreement to engage (or cause the Debtors to engage) GA/GBRP as the exclusive agent to implement the subject inventory/FF&E disposition effort, GA/GBRP shall pay to TSC a guaranteed recovery upon the disposition of the Debtors' inventory and FF&E, which guaranteed recovery shall be in an amount, and paid at such times, as shall be provided in the agency agreement. Assuming the Debtors' inventory at the closing of the Transaction has an aggregate cost value of not less than $133 million, and is otherwise consistent as to quality, mix and makeup as has been observed by GA/GBRP in the course of its due diligence, and as has otherwise been represented by the Debtors and their representatives, GA/GBRP to TSC and amount equal to fifty-eight and six -tenths of one percent (58.6%) of the aggregate "cost value" of the merchandise inventory as of the closing date (the "GA/GBRP Guaranty"). Assuming the Debtors' inventory at the closing of the Transaction has an aggregate cost value of not less than $133 million, and is otherwise consistent as to quality, mix and makeup as has been observed by GA/GBRP in the course of its due diligence, and as has otherwise been represented by the Debtors and their representatives, GA/GBRP estimates that the GA/GBRP Guaranty will be approximately $78 Million . The agency agreement and other Transaction Documents shall provide that GA/GBRP shall pay the GA/GBRP Guaranty to TSC (or to the Debtors upon TSC's direction) as follows: (i) $56 Million on the Closing Date and (ii) the remaining $22 Million in accordance with the time line set forth in the definitive documentation memorializing the Transaction. It is further understood that the FF&E located in the TSC Identified Properties shall not be the subject of GA/GBRP's disposition efforts, but instead shall remain in the affected premises at the conclusion of the store closing sales and become the property of TSC. The subject agency agreement shall otherwise contain such terms, conditions, representations and warranties as are customary for similar inventory/FF&E disposition transactions.

4. TSC Identified Properties Purchase Consideration. TSC agrees that as part of the Transaction, under which the TSC Identified Properties shall be sold, transferred, conveyed and assumed by the Debtors and thereupon assigned to TSC, it shall commit to contribute a sum of $20 Million (the
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                  "TSC Purchase Price") in respect of the acquisition cost
                  associated with the TSC Identified Properties and related FF&E; provided, however, in the event TSC conducts additional due diligence with regard to any TSC Identified Property(ies) and determines not acquire any such property(ies), then the purchase price to be paid the Debtors, and the TSC Purchase Price shall be adjusted as reflected in Schedule 1 hereto. TSC shall pay the TSC Purchase Price at such time(s) and in such manner as shall be agreed by the parties and set forth in definitive documentation memorializing the Transaction following acceptance thereof by the Debtors.

5. Exclusive Transaction. Upon acceptance of this Letter Agreement by TSC and GA/GBRP, each party hereby covenants and agrees that by its/their acceptance of this Letter Agreement, each acknowledges that it understands that the proposal to consummate the Transaction with the Debtors is premised upon each having accepted the terms and conditions of this Letter Agreement. As a consequence of the foregoing, subject to paragraph 9 hereof, TSC and GA/GBRP each agrees that it/they shall not enter into a transaction relative to the acquisition by it/them of any of the Debtors' assets, including, but not limited to, the TSC Identified Properties, the non-TSC Indentifed Properties, the Debtors' merchandise inventories, or the Debtors' FF&E, except as is provided herein, unless otherwise agreed in writing by the other party(ies) hereto.

6. Confidentiality. Each of GA/GBRP and TSC acknowledge and understand that the Transaction, and all of the matters related thereto, are confidential and proprietary in nature. Each of GA/GBRP and TSC therefore covenant and agree, except as and to the extent permitted by this Letter or as otherwise required by law or upon advice of counsel, maintain strict confidentiality with respect to all information delivered to such party pursuant hereto, and with respect to the existence of negotiations with respect to the transactions contemplated herein.

7. Conditions to GA/GBRP's and TSC's Obligations Hereunder. The performance by either party to this Letter Agreement shall be conditioned upon the satisfaction of each of the following conditions, unless such condition is waived in writing by the party for whose benefit such condition exists:

                           a. Bankruptcy Court Approval of Transaction. The Bankruptcy Court shall have entered one or more orders, inter alia, approving the Transaction, which order(s) must be in a form and content that
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                           is reasonably satisfactory to GA/GBRP and TSC;

                           b. Bankruptcy Court Approval of Transfer of TSC Identified Properties to TSC. The Bankruptcy Court shall have entered one or more orders, inter alia, approving the sale, transfer, conveyance, assumption and assignment of the TSC Identified Properties by the Debtors to TSC, which order(s) must be in a form and content that is reasonably satisfactory to GA/GBRP and TSC; and c. TSC obtaining the requisite approval of its Board of Directors to enter into the Transaction.

8. Binding Nature. The parties hereto have each entered into this Letter Agreement with the understanding and intent to be bound thereby. Each party therefore covenants and agrees to use its best efforts to insure the timely performance of its respective obligations arising under or in connection with this Letter Agreement. In facilitation of the effectuation of the Transaction and this Letter Agreement, each of TSC and GA/GBRP agree that upon the execution and delivery of definitive documentation memorializing the Transaction they shall each obtain and have issued for the benefit of the parties hereto a standby letter of credit in an amount equal to their respective obligations hereunder and under any Transaction Documents.

9. Termination of Agreement. In the event that (a) the Debtors' elect not to proceed with the sale of the assets in a "bulk bid", but rather elect to conduct an auction on the individual lots of assets; (b) GA/GBRP and TSC are not the successful bidder at the auction; (c) either GA/GBRP or TSC elect not to continue to bid at the auction; or (d) the Court does not approve the Transaction as contemplated by the joint proposal submitted by GA/GBRP and TSC , then the provisions of this letter agreement shall terminate and each party is free to participate in such auction or any subsequent proceeding related to the sale of the Debtors' assets in their individual capacity without liability to the other parties under this agreement

10. Overbid Protection; Break-Up Fee. In addition to the other terms and provisions to be contained in the Letter of Intent, the Letter of Intent shall contain provision fore the payment of a break-up fee and other bid protections to TSC and GA/GBRP, with such break-up fee to be divided among the parties as follows: 80% to GA/GBRP and 20% to TSC.

                              --------------------

                  If the transaction outlined herein is consistent with your understanding of our discussions to date, and is otherwise acceptable to TSC, please sign where indicated below and return a copy of this letter to us. Upon receipt of your acceptance, we will promptly begin work to meet our mutual goals as outlined herein. We look forward to working with your organization in connection with this matter.

                                            Very truly yours,

                                            GREAT AMERICAN GROUP


                                            By: /s/ Benjamin L. Nortman
                                                ---------------------------
                                            Benjamin L. Nortman

                                            GORDON BROTHERS RETAIL PARTNERS, LLC


                                            By: /s/ James Schaye
                                                ---------------------------
                                            James Schaye

                                            DJM Asset Management


                                            By: /s/ Andrew Graiser
                                                ---------------------------
                                            Andrew Graiser


AGREED AND ACKNOWLEDGED THIS
14th DAY OF DECEMBER, 2001:

TRACTOR SUPPLY COMPANY


By:     /s/ James F. Wright
        ---------------------------
        Name: James F. Wright
        Its:  President and Chief Operating Officer


cc:  Paul Traub, Esq.